Potash America, Inc                                                     Press Release

Acquires Intellectual Property Announces New Division

Reno, NV. – May 8, 2012 – Potash America, Inc. (OTCBB: PTAM), (the “Company”) announces acquisition of intellectual property and establishment of new division. The Company has acquired the following domain names in conjunction with the formation of a new division focusing on the use of its calcium-montmorillonite as an animal supplement:

TRACEELEMENTSCLAY.COM, TRACEELEMENTSCLAY.NET,

TEC-BOVINE.COM, TEC-BOVINE.NET,

TEC-CANINE.COM, TEC-CANINE.NET,

TEC-EQUINE.COM, TEC-EQUINE.NET,

TEC-FELINE.COM, TEC-FELINE.NET,

TEC-POULTRY.COM, TEC-POULTRY.NET

TEC-HEALTH.NET,

TEC-SOIL.COM, TEC-SOIL.NET.

In forming this wholly owned division to be called “Trace Elements Clay”, The Company intends to focus on the probiotic nature of the clay as well as the toxin flushing benefit that the negatively ion-charged montmorillonite provides.

Barry Wattenberg, President and CEO said, “We have reviewed the historical data available regarding montmorillonite and these benefits to the animal community. Additionally, we note the U.S. Food and Drug Administration (“FDA”) has asked farmers to curtail the usage of antibiotics in the food chain. We believe our clay can effectively serve to assist the farming community in meeting these goals while boosting productivity. We have contracted with Registrar Corp. of Hampton, Va. to assist with directing the Company’s activities with regard to the FDA. calcium-montmorillonite has been previously granted GRAS (generally regarded as safe) status with the FDA and is currently in use in certain animal supplement markets. The Company has also made several international contacts regarding animal usage.”

While there are many uses for calcium-montmorillonite (i.e. kitty litter, drilling mud etc.), the bioavailability of The Company’s very trace element-rich deposit makes it a rare commodity. Trace elements such as boron, selenium, etc. are essential to healthy cells whether for plants, animals, or humans. The Company intends to develop products for these agri-sectors.

"Forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future including, but not limited to, additional acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. Potash America, Inc. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:
Teresa Schaffer, shareholder/public relations
Tel: 1-877-745-3680
E-mail: info@potashamerica.com